Exhibit 5.1

Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
(212) 554-7800

March 31, 2006

Proginet Corporation
200 Garden City Plaza
Garden City, New York 11530

Gentlemen:

We have acted as counsel to Proginet Corporation, Delaware corporation (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the “SEC”) relating to the offering of up to 500,000 shares of Common Stock, par value $.01 per share, of the Registrant (the "Shares"), to employees, officers and directors of the Registrant or any parent or subsidiary of the Registrant pursuant to awards granted by the Registrant under the Registrant’s 2000 Stock Option Plan, as amended September 26, 2005 (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

In rendering the opinions expressed below, we have examined the Registration Statement and originals or copies, satisfactory to us, of (i) the Registrant’s Certificate of Incorporation, as amended to date (ii) the Registrant’s Amended and Restated By-laws, as amended to date (iii) resolutions of the Registrant’s board of directors amending the Plan and (iv) a certificate of the Secretary of the Registrant certifying as to the approval by the stockholders of the Registrant of an amendment to the Plan, whereby the number of shares issuable pursuant to the Plan was increased by 500,000 shares. We have also reviewed such other matters of law and examined and relied upon all such corporate records and all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Registrant.

Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the awards to be granted under the Plan will be, when issued pursuant to the provisions of the Plan, validly issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registrant’s Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Act"), the rules and regulations of the SEC promulgated thereunder or Item 509 of the Regulation S-B promulgated under the Act.

Very truly yours,

/s/ Moses & Singer LLP
MOSES & SINGER LLP